UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 8, 2006
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.06 Material Impairments.
SIGNATURES

Section 2 – Financial Information
Item 2.06 Material Impairments.
As previously disclosed, effective May 21, 2003, Aetna Inc. and its subsidiaries (“Aetna”) and representatives of over 900,000 physicians, state and other medical societies entered into an agreement which settled certain litigation against Aetna. During the second quarter of 2003, Aetna recorded a charge of $75 million ($115 million pretax) in connection with this agreement, net of an estimated insurance recoverable of $72 million pretax that was recorded as a receivable from its third party insurers. Aetna believes its insurance policies with third party insurers apply to this matter and has been vigorously pursuing recovery from those insurers in Pennsylvania state court (the “Coverage Litigation”). Refer to Part II, Item 1 of Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 for further information about the settlement agreement.
On May 8, 2006, Aetna received notice that the trial court had issued a summary judgment ruling dismissing all of Aetna’s claims in the Coverage Litigation. Aetna intends to appeal this ruling and to continue to vigorously pursue recovery from its third party insurers.
On May 9, 2006, as a result of the trial court’s ruling, Aetna concluded that the $72 million pretax receivable from its third party insurers no longer was probable of collection for accounting purposes and that it will take a charge to net income for this amount for the write off of this receivable in the second quarter of 2006. This charge will not result in any future cash expenditures; however, it will reduce Aetna’s second quarter 2006 net income by approximately $72 million pretax ($47 million after tax). As Aetna believes this charge neither relates to the ordinary course of its business nor reflects underlying business performance, Aetna will reflect the charge as an “other item” and exclude it from operating earnings.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: May 9, 2006	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller